Bright Mountain Media, Inc. Announces Letter of intent to Acquire Leading Ad Tech Company Kubient, Inc.

BOCA RATON, FL/October 4, 2018 -- Bright Mountain Media, Inc. (OTCQB: BMTM), a digital media holding company whose primary focus is connecting brands with consumers as a full advertising services platform, announced today that it has entered into a non-binding letter of intent (“LOI”) to acquire Kubient, Inc. in an all stock transaction. Based in New York City, Kubient, Inc. is a video advertising technology company which offers a full stack programmatic platform designed to increase publisher revenue and lower advertiser cost across the video advertising ecosystem.

The LOI follows a previously announced September 2018 Master Services Agreement Bright Mountain Media entered into with Kubient, Inc. pursuant to which we engaged Kubient, Inc. to provide its programmatic technology platform to us on a non-exclusive basis for the purpose of managing our programmatic business partners. The Master Services Agreement is expected to enhance Bright Mountain Media’s position in the digital advertising space, while significantly expanding Kubient’s reach on Bright Mountain Media’s high quality and owned and operated websites.

Kip Speyer, Chairman and CEO of Bright Mountain Media, said, “Recognizing the synergies of the companies, we have quickly proceeded to a LOI to acquire Kubient, Inc. If consummated, I believe that this acquisition of Kubient will represent a powerful opportunity for Bright Mountain Media to directly offer our brand advertisers the ability to actually prevent the purchase of fraudulent ad opportunities using machine learning in that critical window of time called the bid-stream. We have looked at the current fraud identification solutions on the market and the fact they are all using machine learning after our advertisers buy an impression, it is already a real game-changer for us pursuant to the Master Services Agreement to use the technology to stop the fraud rather than learn about it after the fact.” It will even be more exciting to own the technology”.

“The acquisition of Kubient will bring under one umbrella the Kubient platform which management of Bright Mountain Media believes is a superior solution for the company’s near and long term needs. This acquisition should also provide cost savings as we are able to consolidate administrative and other operations.” Mr. Speyer added.

Mr. Speyer announced further that this acquisition, upon consummation, will also be our first step in the challenging process of seeking to uplist our common stock to the NASDAQ or the NYSE/Amex. Listing on either exchange is subject to our meeting certain listing criteria including the number of our round lot shareholders and price per share. While we do not presently meet these and possibly other criteria, we have recently engaged Spartan Capital Securities, LLC, a broker-dealer and member of FINRA to provide us with advisory services for both raising capital and seeking potential mergers and acquisitions.

“Today’s announcement with Bright Mountain Media is very exciting for us.  Kip and his team have identified the huge potential in digital advertising and our technology is purpose-built to help them deliver the results his clients are demanding,” said Paul Roberts, Founder, and CEO of Kubient. “I look forward to joining the Bright Mountain Media management team and believe this acquisition will help us further exhibit our industry-first technology that uses machine learning within the programmatic bid-stream to prevent, rather than identify ad fraud.”

The closing of the acquisition is subject to customary conditions precedent including satisfactory due diligence by Bright Mountain, the execution of definitive agreements, including an employment agreement with Mr. Roberts, and approval by the Kubient, Inc. stockholders. The LOI is non-binding and there are no assurances that Bright Mountain Media will consummate the proposed acquisition of Kubient, Inc. Stockholders and investors should not place undue reliance on the LOI.

ABOUT BRIGHT MOUNTAIN MEDIA

Bright Mountain Media, Inc. (BMTM) is a digital media holding company whose primary focus is connecting brands with consumers as a full advertising services platform. Bright Mountain Media’s assets include an ad network, an ad exchange platform and 25 websites (owned and/or managed) that provide content, services and products. The websites are primarily geared for a young, male audience with several that focus on active, reserve and retired military audiences as well as law enforcement and first responders.

Additional information about Bright Mountain Media can be found at: https://www.brightmountainmedia.com/

ABOUT KUBIENT

Kubient offers a full stack programmatic platform designed to increase publisher revenue and lower advertiser cost across the video advertising ecosystem. Kubient employs cutting-edge technology to reduce latency, increase transparency and combat fraud. The company’s proprietary machine learning algorithms power the results, providing advertisers assurance they are targeting the right consumer, at the right time, with the right message. Kubient’s technology provides full control to the publisher, allowing them to maximize their offering at scale and improve the overall user experience.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''projects,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes, '' and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to close the proposed acquisition of Kubient, Inc., any the realization of any expected benefits from such transaction if closed. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the Securities and Exchange Commission on April 2, 2018 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

PRESS CONTACTS

Bright Mountain Media:

Maria Montiglio

+1 (561)-998-2440

maria@brightmountainmedia.com

Kubient: Paul Roberts

+1(866) 668-2567

info@kubient.com